Exhibit 10.40

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (the “Agreement”), entered into as of this 29th day of March, 2012, by Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company (“Owner”) and Bell Partners Inc., a North Carolina corporation (“Manager”).

IN CONSIDERATION of the mutual covenants and promises each to the other made herein, the Owner does hereby engage Manager exclusively as an independent contractor, and the Manager does hereby accept the engagement, to rent, lease, operate, repair and manage the property more particularly described below (the “Project”) upon the following terms and conditions.

THE PROJECT: That certain apartment property located in the City of Hendersonville, State of Tennessee and being known to consist of 252 multi-family units and more particularly described as:

Project Name: Grove at Waterford Crossing
Street Address: 101 Spade Leaf Blvd.
City, State, Zip Code: Hendersonville, TN _______

SECTION 1: DEFINITIONS

1.01 TERM

The term of this Agreement shall commence on the later of the date above or the date Owner acquires the Project and shall, subject to the provisions hereof, terminate twelve months thereafter (the “Term”). This Agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof and each renewal period shall, from and after its commencement, constitute part of the Term.

1.02 FEES

The management fee (“Base Management Fee”) payable each month by Owner to Manager hereunder shall be an amount equal to three and one-half percent (3.5%) of the Gross Receipts from the Project.

Yieldstar. Owner agrees to deploy Yield Management (the process of balancing supply and demand to price apartments to maximize rental revenue) at the Project. Manager will provide pricing authority support services in exchange for cost-offset compensation of ($.70) per unit per month. Licensing fees and software costs to run Yield Management software shall be paid by Owner to Yieldstar as a normal operating expense at a cost of a one-time licensing fee and a monthly user fee at the then prevailing Yieldstar rate. Yield Management pricing authority support services provided by Manager shall include daily monitoring of apartment pricing, quarterly reporting and bi-weekly conference calls with site staff. The Manager will review pricing recommendations and shall have final authority for making pricing decisions concerning the Project. Manager will be responsible for set-up and maintenance of the Yield Management software.

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Ops Technology. Owner agrees to deploy Ops Technology (enables suppliers and service providers to present targeted pre-negotiated catalog pricing, receive orders electronically, and insert electronic invoices into the Manager’s payment processing system) at the Project. Manager will provide oversight of the e-procurement and invoicing management platform at a cost (all paid to the service provider and not to Manager) of a one-time licensing fee, monthly use fee and a per paper invoice processing fee at the then prevailing Ops Technology rate. Licensing, user and invoice processing costs shall be paid by the Owner as a normal operating expense.

All of the fees referred to above shall be collectively referred to herein as “Management Fees.”

In the event Manager negotiates video (cable), data (internet), voice (phone) and laundry agreements on behalf of the Owner and such agreement provides for the payment to Owner of an upfront or “door” fee payment then, Manager shall be paid 10% of such payment in return for its services in negotiating the contract.

If additional services not outlined herein are required by the Owner or Manager, Owner shall pay Manager for such additional services under the terms and conditions to be agreed upon by the parties. Manager shall be under no obligation to provide such additional services unless and until the parties have entered into a written agreement reflecting the terms and conditions thereof.

1.03 DEPOSITORY

An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.04 FISCAL YEAR

The year beginning January 1st and ending December 31st.

1.05 BUDGET

A composite of (i) an operations Budget, which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the period stated therein and a schedule of expected special repairs and maintenance projects, (ii) a capital Budget, which shall be an estimate of capital replacements, substitutions of, and additions to, the Project for the Fiscal Year.

1.06 GROSS RECEIPTS

The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals, parking rent and other charges collected pursuant to tenant leases for each month during the term hereof; provided, however, that there shall be excluded from tenant rentals any tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) tenant reimbursements for utilities (gas, electric, water and sewer); (d) video (cable), data (internet), local or long-distance services (voice), laundry and vending machine income and other ancillary revenue generated as a percentage of gross receipts; (e) any and all receipts from the operation of the Project received and relating to such period; (f) proceeds from rental interruption insurance; and (g) any other sums and charges collected in connection with termination of the tenant leases (collectively, the “Gross Receipts”). Gross Receipts do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to the Owner whether or not secured by all or any part of the Project, (iii) any capital contributions to the Owner, (iv) any insurance (other than rental interruption insurance) maintained with regard to the Project, or (v) proceeds of casualty insurance or damage claims as a result of damage or loss to the Project.

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1.07 PROJECT EMPLOYEES

Those persons employed by Manager on-site as a management staff; e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be directly employed by the Manager in order to maintain and operate the Project.

SECTION 2: DUTIES AND RIGHTS OF MANAGER

2.01 APPOINTMENT OF MANAGER

During the term of this Agreement, Manager agrees, for and in consideration of the compensation provided in Section 1.02, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, repair, maintenance and operation of the Project as per the authority granted herein. All services performed by Manager under this Agreement shall be done as an independent contractor of Owner. All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall be obligated to reimburse Manager for all reasonable expenses of Manager incurred specifically for the Project.

2.02 GENERAL OPERATION

Manager shall operate the Project in the same manner as is customary and usual in the operation of comparable facilities, and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Project's facilities, subject, however, in all events to the limitations of the Budget. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain businesslike relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees of other non-dwelling facilities in the Project, if any; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and at Owner's expense, take such legal action as may be necessary or desirable to evict tenants delinquent in payment of monthly rental or other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers' compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel; (e) advertise when necessary, at Owner's expense and approval, the availability for rental for the Project units using commercially reasonable business strategies in connection with the use of promotional materials , market outreach efforts, internet and web-based marketing and display “for rent” or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager's name and logo in any display advertising which may be done on behalf of the Project; (f) re-name the Project and replace the signs at the Project at Owner's expense and with Owner’s approval, using commercially reasonable business strategies; and (g) sign, renew and cancel tenant leases for the Project, write apartment leases for terms and on terms approved by Owner (or on a month to month basis following the expiration of the initial term of a tenant lease) to bona fide individuals based upon Manager's recommendations. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project during any lease-up period. Notwithstanding anything herein to the contrary, in the event the Project name contains the trade names and/or trademarks “Bell Partners” or “Bell” (collectively, the “Bell Brand Rights”), Owner shall not be entitled to any right, title or interest of Manager in the Bell Brand Rights. Owner, at its cost, shall immediately cease using any Bell Brand Right and shall replace all signage that contains a Bell Brand Right within thirty (30) days after the termination of this Agreement.

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It is understood and agreed that Manager is not in the business of, and will not be providing alarm systems, guards, patrols and/or similar services (the “Security Services”) to the Project. Owner may direct Manager, on the Owner’s behalf, to separately contract with a company providing Security Services.

2.03 BUDGET

(a) Attached hereto as Exhibit A is the Budget approved by the Owner for the stated portion of the current Fiscal Year. For subsequent Fiscal Years, Manager shall submit the Budget for the ensuing Fiscal Year for Owner's approval no later than ninety (90) days prior to the beginning of each successive Fiscal Year. The Budget shall be reasonably approved by Owner prior to December 31. In the event Owner disapproves the Budget, in whole or in part, Owner will provide edits for the Manager to make as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior Fiscal Year, with the exception of expenses for personnel which may be reasonably increased based on existing competitive conditions unless the increase for personnel is the item that is being disputed, in which case expenses for personnel will not be increased. The Budget shall reflect the schedule of monthly rents proposed for the new Fiscal Year. It shall also constitute a major control under which Manager shall operate the Project, and Manager shall make all reasonable efforts to ensure there are no substantial variances therefrom except for any variations which are in compliance with this Section and Section 2.07(a). Consequently, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which exceed the amounts allocated to any particular operating expense category (i.e. Payroll/Landscape / Security / Redecorating / Maintenance / Marketing / Administrative / Capital) in the Budget for any month by more than the lesser of (x) $5,000 or (y) ten percent (10%); provided, however, that the foregoing limitation with respect to incurring any expense not covered by the Budget shall not apply to expenses relating to taxes, insurance or utilities. Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only. Manager will use its commercially reasonable efforts to develop the Budget and manage the Project in accordance with the Budget.

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(b) In the event there shall be a substantial variance of greater than 10% between the actual results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within fifteen (15) days after the expiration of such month, a written explanation as to reasons for such variance. If substantial variances have occurred or are anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner a revised Budget covering the remainder of the Fiscal Year with an explanation for the revision which revised Budget shall be subject to Owner’s approval, which shall not be unreasonably withheld, conditioned or delayed.

2.04 PROJECT EMPLOYEES AND OTHER PERSONNEL

(a) Manager shall hire, employ, instruct, pay, promote, direct, discharge and supervise the work of the Project employees and shall supervise, through the Project employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager. All training and training-related travel and accommodations are a normal operating expense and shall be budgeted and paid monthly as a Project expense. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims and violations of law by Manager in respect to employment matters. As some of the Project employees may be required to reside at the Project and be available on a full-time basis in order to perform properly the duties of his/her employment, it is further understood and agreed that to the extent contemplated in the Budget or with Owner’s prior written approval, the Project employees (including spouses or significant others and dependent children), in addition to salary and fringe benefits, may receive up to a 20% discount, or rental concession on the normal rental rates for any unit such employee is required to occupy.

(b) At all times, the Project employees shall at all times be deemed solely employees of Manager. Owner shall reimburse Manager bi-weekly for the total aggregate compensation, including salary and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project. The term “fringe” benefits, as used herein, shall mean and include the employee's and employer’s contribution of FICA, unemployment compensation and other employment taxes, workers' compensation, group life, accident and health insurance premiums, disability, vacation, holiday, and sick leave, 401(k) contributions and other similar benefits paid or payable to employees on other projects operated by Manager. Any 401(k) employee or employer contributions forfeited by the employee remain with the plan. The cost of such Project employees shall be outlined and approved in the Budget. The compensation, payroll taxes, employee benefits, insurance, payroll and administrative costs of such employees shall be considered a normal operating expense and shall be paid as a Project expense, as provided and to the extent permitted in the Budget.

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2.05 CONTRACTS AND SUPPLIES

Subject to the Budget the Manager shall, in the name of and on behalf of Owner and at Owner's expense, consummate arrangements with unrelated third party concessionaires, licensees, tenants or other intended users of the facilities of the Project, shall enter into contracts for furnishing to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, solid waste removal and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects, and shall place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project. Manager will make a reasonable attempt to make all contracts cancelable without penalty with no more than (30) days written notice.

In the event that utility or power companies require a surety bond or other form of security in order to provide utilities, electrical or other services to the Project, the Manager is authorized to obtain such bond at Owner’s sole expense. Manager may, in its sole discretion, elect to guarantee, indemnify, defend and hold harmless those parties supplying such bonds or other form of security (the “Surety”) for any premiums, liabilities, losses, costs, damages, attorney fees and other expenses, including interest, which the Surety may sustain or incur by reason of, or in connection with, the issuance, renewal or continuation of such bonds or other form of security. In such event, Owner will reimburse and indemnify Manager pursuant to Section 6.03 with regard to the same.

2.06 MANAGER'S SERVICES

In the performance of its duties under this Agreement, it is agreed that Manager may enter into any contract on behalf of Owner with subsidiaries and affiliates of Manager for the furnishing of supplies and services to the Project, including but not limited to the purchasing of furniture, operating equipment, operating supplies, maintenance and landscaping services, and advertising, provided, however, that the net cost of such supplies and services to Owner is competitive with such similar services or supplies customarily used in the industry, whose services or supplies are reasonably available to the industry and whose services or supplies are reasonably available to the Project.

2.07 ALTERATIONS, REPAIRS AND MAINTENANCE

(a) To the extent adequate funds are made available to Manager by Owner, Manager shall make or install, or cause to be made and installed at Owner's expense and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of apartment projects or are required by any lease; provided, however, that no unbudgeted expenditures in excess of the lesser of 10% or $5,000 may be made for such purposes without the consent of the Owner. Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants, or are required to avoid the suspension of any necessary service to the Project, in which event such reasonable expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by this Section 2.07, provided that Owner or its successor in interest is notified in a timely manner and thereafter given written notice of such situation and such costs incurred.

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(b) In accordance with the terms of the Budget, by Manager’s recommendation or upon Owner demand and/or approval (except in the case of emergency), Manager shall, at Owner's expense, from time to time during the term hereof, make all required capital replacements or repairs to the Project (“Capital Project”). For any Capital Projects, including but not limited to Project improvements, rehab/renovation projects, and fire restoration, that cost more than $10,000 on an individual basis, Owner shall pay Manager a Construction Management Fee equal to 5% of the total cost of the completed work, including both hard and soft costs.

2.08 LICENSES AND PERMITS

Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

2.09 COMPLIANCE WITH LAWS

Manager, at Owner's expense, shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government, having jurisdiction respecting the use or manner of use of the Project or the maintenance, alteration or operation thereof.

Owner shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government having jurisdiction over the use or manner of use of the Project or the maintenance, alteration or operation thereof.

2.10 LEGAL PROCEEDINGS

Manager shall institute, in its own name or in the name of Owner, but in any event at the expense of Owner, any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire. Any legal proceedings for which the costs are reasonably expected to exceed the amounts budgeted in the Budget shall require the approval of the Owner.

2.11 DEBTS OF OWNER

In the performance of its duties as Manager, Manager shall act solely as the representative of the Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debts or liabilities.

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SECTION 3: MANAGEMENT FEES

3.01 MANAGEMENT FEE

The Owner shall pay to Manager, during the term hereof, the Management Fees for the previous month on or before the tenth (10th) day of each subsequent month; provided, however that with respect to the Management Fee due for the last month of the term hereof, such Management Fee shall be payable on the last day of such month. Manager shall have the right to withdraw the monthly Management Fee from the Operating Account established by Manager.

3.02 PLACE OF PAYMENT

All sums payable by Owner to Manager hereunder shall be payable to Manager at 300 N. Greene Street, Suite 1000, Greensboro, NC 27401, unless the Manager shall, from time to time, specify a different address in writing.

SECTION 4: PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01 BANK DEPOSITS

All monies received by Manager for or on behalf of Owner shall be deposited by Manager with the Depository. Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project. All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided and shall not, unless Owner otherwise has agreed or directed, be commingled with the funds of any other project or person, including Manager or any affiliate of Manager. In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.02 SECURITY DEPOSIT ACCOUNT

Manager shall comply with all applicable laws with respect to security deposits paid by tenants. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto. Upon commencement of this Agreement, the Owner authorizes the Manager to make withdrawals therefrom for the purpose of returning them as required by the lease or by existing law.

4.02A OPERATING ACCOUNT

Manager shall deposit all Gross Receipts from the operations of the Project into an Operating Account, on which both Manager and Owner shall be signatories and pay the normal operating expenses of the Project, including Manager’s fees, debt and taxes as directed.

4.03 DISBURSEMENT OF DEPOSITS

Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the Management Fees due hereunder, salaries, fringe benefits and expenses of the Project employees, insurance premiums, debt service, legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions. To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall pay such of the foregoing items in the order and manner selected by Manager. Nothing in this Agreement shall require the Manager to advance money on the Owner’s behalf.

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4.04 AUTHORIZED SIGNATURES

Any persons from time to time designated by Manager and agreed to in writing by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts to the extent permitted in this Section 4. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Section 4, only upon the signature of an individual who has been granted that authority by Owner. Owner may at any time and at Owner's sole discretion direct Manager to withdraw funds and make disbursements from such accounts, except all persons who are authorized signatories or who in any way handle funds for the Project shall be bonded or covered by dishonesty insurance in the minimum amount of $100,000 per employee. At the beginning of each year and as new persons shall be designated authorized signatories, Manager shall provide Owner with evidence of such bonding. Any expenses relating to such bond for on-site employees and for off-site employees shall be borne by Manager.

SECTION 5: ACCOUNTING

5.01 BOOKS AND RECORDS

Manager, on behalf of the Owner, shall keep all books and accounts pertaining to the Project in accordance with Generally Accepted Accounting Principles in the US. The cutoff date of the accounting period shall be the last day of each calendar month. Manager, on behalf of Owner, shall also supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Project. Such records shall be subject to examination, at the office where they are maintained, by Owner or its authorized agents, attorneys and accountant at all reasonable business hours and upon reasonable, advance notice to Manager.

5.02 PERIODIC STATEMENTS

(a) On or before ten (10) days following the end of each calendar month, Manager shall deliver or cause to be delivered to Owner its standard list of financial reports customarily provided to owners of properties it manages and such other items as set forth on Exhibit B. This list is subject to change from time to time by Owner or Manager provided Manager shall not substantively decrease the quality of the information provided.

(b) Within fifteen (15) days after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any of Owner's state or federal income tax returns).

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(c) In the event that Owner or Owner's Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors in a timely manner to complete the audit engagement. Also, Manager shall cooperate in a reasonable manner at the request of any indirect owner of Owner and shall work in good faith with its designated representatives, accountants or auditors to enable compliance with its public reporting, attestation, certification and other requirements under applicable securities laws and regulations, including for testing internal controls and procedures.

(d) Owner may request and Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the Project as Manager customarily provides the owners of properties it manages.

5.03 EXPENSES

All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, or under any other provisions of this Agreement, shall be borne by the Manager. Any costs and expenses incurred in connection with the preparation of any statement or report not described in Exhibit B, as from time to time modified, shall be borne by Owner.

SECTION 6: GENERAL COVENANTS OF OWNER AND MANAGER

6.01 OPERATING EXPENSES

The Owner shall be solely liable for the costs and expenses of maintaining and operating the Project that have been incurred by Owner or Manager in accordance with the terms of this Agreement, and shall pay, or Manager shall pay on Owner's behalf, all such costs and expenses, including, without limitation, the salaries of all Project employees; provided, however, the Owner shall have no direct obligations to Project employees for salaries and fringe benefits as all Project employees are employed solely by Manager and not by Owner. Owner covenants to pay all sums for operating expenses (including the fees due Manager hereunder) in excess of Gross Receipts required to operate the Project upon written notice and demand from Manager within fifteen (15) days after receipt of written notice. Nothing in this Agreement shall require Manager to advance funds on Owner’s behalf, however if funds are advanced by Manager in the operation, or management of the Project, these funds will be reimbursed by the Owner within thirty (30) days of submitting itemized invoices to the Owner. Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects on a more efficient and less expensive method of operation. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner to be allocated in a manner not prejudicial to Owner, provided that all such allocations are undertaken on the basis reflected in the Budget.

6.02 OWNER'S RIGHT OF INSPECTION AND REVIEW

Owner and Owner's accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project. Any inspection shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept, as of the commencement date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Owner.

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6.03 INDEMNIFICATION AND HOLD HARMLESS BY OWNER

Except for the gross negligence or willful misconduct of Manager (excluding any such gross negligence or willful misconduct undertaken in connection with actions or policies which have been approved or required by Owner), Owner shall be obligated, whether named as a defendant or not, to indemnify, hold harmless, and defend Manager (and Manager's partners, directors, shareholders, officers, employees, and agents), with counsel reasonably satisfactory to Manager, from and against any and all liabilities, claims, causes of action, suits, losses, demands and expenses whatsoever including, but not limited to attorneys' fees, paralegal expenses and costs arising out of or in the connection with the ownership, maintenance or operation of the Project or this Agreement or the performance of Manager's agreements hereunder (collectively “Claims”), including but not limited to, Claims involving the operation and maintenance of the Security Services, matters in which Manager is acting under the express or implied directions of Owner, and the loss of use of property following and resulting from damage or destruction. In all cases, Owner's Liability Insurance, as defined in Section 8.02 below, will be required to cover all actions of Manager such that the Owner's insurer agrees to provide Owner and Manager a defense (whether or not such defense is provided with a reservation of rights by the insurer). The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this Agreement, and is not limited by or to Owner's Liability Insurance. It is the intent of the parties hereto, however, to look first to Owner’s Liability Insurance with respect to all Claims hereunder.

6.04 INDEMNIFICATION BY MANAGER

Manager shall indemnify Owner from and against all Claims for bodily injury and property damage which (i) arise out of or are a result of the gross negligence or willful misconduct of Manager except where attributable to actions or policies approved or required by Owner and (ii) result in liability to Owner, including but not limited to, liability to Owner as a result of a final adjudication or judgment on the merits by a court or arbitration proceeding and liability to Owner as a result of a good faith settlement by Owner of such Claims. Manager shall have no obligation to furnish Owner with a defense or with counsel to defend any Claims which may be asserted or made against Owner, regardless of the nature of the allegations. If, however, any such Claims result in liability to Owner, Manager shall reimburse Owner for any attorneys' fees and costs actually and reasonably incurred by Owner to defend the portion or portions of such Claims against Owner which arise out of or are a result of the gross negligence or willful misconduct of Manager (except actions or policies approved or required by Owner).

6.05 SURVIVAL AND SCOPE OF INDEMNITY OBLIGATIONS

The indemnification and hold harmless obligations of the parties in the Sections 6.03 and 6.04 shall survive the expiration or earlier termination of this Agreement. The foregoing notwithstanding, the indemnification by Owner of Manager and its affiliates hereunder shall be solely with respect to the performance of the Manager’s activities in its capacity as property manager under this Agreement and nothing herein should be construed as limiting Manager’s and its affiliates’ liability under, or acting as an indemnity of Manager and its affiliates for any liability such parties might have under, any other agreements, including under any guaranties provided by such parties in connection with any financing secured by the Project or any organizational documents related to the Owner.

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SECTION 7: DEFAULTS AND TERMINATION RIGHTS

7.01 DEFAULT BY MANAGER

Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Owner to Manager.

7.02 REMEDIES OF OWNER

Upon the occurrence of an event of default by Manager as specified in Section 7.01 hereof (any one or more, a “for cause” event of default) , Owner shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any fee due hereunder, Manager shall remain liable for any losses suffered as a result of Manager's default and the resulting termination of this Agreement. Upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits.

7.03 DEFAULTS BY OWNER

Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Manager to Owner.

7.04 REMEDIES OF MANAGER

Upon the occurrence of an event of default by Owner as specified in Section 7.03 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages), except that Owner shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination and provided further that the Management Fee payable under Section 3.01 shall continue to be paid.

7.05 EXPIRATION OF TERM

Upon the expiration of the Term hereof pursuant to Section 1.01 hereof, unless sooner terminated pursuant to Sections 7.02, 7.04, 7.06 or 9.09, Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner then in possession or control of Manager, save and except such sums as are then due and owing to Manager hereunder. In addition, within sixty (60) days following expiration or termination of this Agreement, Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project, which delivery obligation shall survive termination.

12

7.06 TERMINATION WITHOUT CAUSE

This Agreement shall be terminable by either party without cause upon thirty (30) days prior written notice to the other. .

7.07 EFFECT OF TERMINATION

Upon termination of this Agreement for any reason, neither the Owner, nor the Manager have any further rights or obligations under this Agreement other than obligations accrued prior to the termination or by the express terms surviving this Agreement.

SECTION 8: INSURANCE AND INDEMNIFICATION

8.01 PROPERTY INSURANCE

Owner shall cause to be placed and kept in force property damage insurance in the amount of the full replacement cost of the Project, and such other property insurance as Owner may elect, at Owner's expense. Owner shall furnish to Manager appropriate endorsements and certificates of insurance.

8.02 OWNER'S LIABILITY INSURANCE

During the Term of this Agreement, Owner, at Owner's expense, shall carry and maintain primary and non-contributory commercial general liability insurance and blanket contractual liability insurance on an “occurrence” basis, naming Manager as an additional insured (through endorsements in form and substance satisfactory to Manager), with limits of not less than Three Million Dollars ($3,000,000.00) per occurrence (the “Owner's Liability Insurance”). The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Project.

Owner shall provide to Manager a Certificate of Insurance evidencing such coverage from an insurance carrier with an A.M. Best Rating of A VIII or higher reflecting that the Owner's Liability Insurance is effective in accordance with this section and that the Owner's Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.03 MANAGER'S LIABILITY INSURANCE

During the Term of this Agreement, Manager, at Manager's expense, shall carry and maintain commercial general liability insurance in the amount of $1 million per occurrence and $2 million in the aggregate for the benefit of Manager (the “Manager's Liability Insurance”).

8.04 OWNER'S LIABILITY INSURANCE SHALL BE PRIMARY

In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall for all purposes be deemed the primary and non-contributory coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event such claim is caused solely by gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees.

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8.05 RENTER’S INSURANCE

If at the direction of the Owner, Manager implements a renter’s insurance program at the Project whether it is a limited liability, or limited liability and personal contents coverage policy, any such policy held by the resident shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager agrees to use best efforts to insure compliance on the part of Project residents. Manager assumes no responsibility, liability or reduction in payment of its Management Fee as a result of any expense incurred by Owner, including but not limited to payment by Owner of any insurance deductible amount, caused by the failure of a resident to have renter’s insurance in place. This exclusion of liability on Manager’s part applies whether the resident failed to procure renter’s insurance at the time of initial lease signing, at the time the resident’s renter’s insurance policy came up for renewal, or at any other time.

8.06 VENDOR INSURANCE COMPLIANCE

At no cost to the Owner, Owner agrees to utilize a Vendor Compliance Management Services Company to establish and manage vendor’s insurance agreeable to Owner and Manager and approved by Manager.  Utilizing such a company to manage vendor Liability Insurance Certificates and provide related services shall not remove, replace, reduce, or in any way modify the parties’ indemnification obligations herein or the requirements of Owner or Manager to provide insurance and indemnification in accordance with Sections 6 and 8. Manager assumes no responsibility, liability or reduction in payment of its Management Fee, for property loss, personal injury (including death) or denial of claims based on the status of a vendor’s policy whether its policy is amended, changed or lapsed. Further, Manager assumes no responsibility for the Vendor Compliance Management Services Company beyond that required under this Agreement.

8.07 WAIVER OF SUBROGATION

Each insurance policy maintained by Owner or by Manager with respect to the Project shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Project shall be only for the benefit of the party securing said insurance and all others named as insureds. Notwithstanding any contrary provision of this Agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured or insurable under the policies of insurance required to be maintained under this Agreement by the waiving party and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

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8.08 HANDLING CLAIMS

Manager shall report within a reasonable amount of time to Owner all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Project and any damage or destruction to the Project coming to the attention of Manager and will assist Owner in Owner's attempts to comply with all reporting and cooperation provisions in all applicable policies. Manager is authorized to settle on Owner's behalf any and all claims against property insurers not in excess of $1,500, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money. If the claim is greater than $1,500, Manager shall act only with the prior written approval of Owner.

8.09 AUTOMOBILE INSURANCE.

Manager, at its expense which is not reimbursable, shall carry and maintain business auto liability insurance covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident.

8.10 WORKERS' COMPENSATION INSURANCE

Manager shall cause to be placed and kept in force workers' compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all employees of Manager and employer liability insurance with a limit of at least $12 million and Manager shall furnish Owner certificates of same. Owner shall reimburse Manager for its expense on the basis of Manager's current workers' compensation rates, the payroll of the Project, and Manager's current premium discounts. This will include any increased expense derived from subsequent audits. In the event subsequent audits result in an increase in Manager's Workers' Compensation costs, then Owner shall reimburse Manager for the increased amount.

8.11 DISHONESTY INSURANCE

Manager, at its expense which is not reimbursable, shall furnish employee dishonesty insurance with limits of at least $1,000,000 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Manager who shall be responsible for handling any moneys belonging to Owner that come under custody or control of Manager.

8.12 ENVIRONMENTAL INDEMNIFICATION

Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, employees and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decrees, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Project, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees. For purposes of this section, “Hazardous Substances” shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation. The foregoing notwithstanding, the indemnification by Owner of Manager and its affiliates hereunder with respect to Hazardous Materials shall be solely with respect to the performance of the Manager’s activities in its capacity as property manager and nothing herein should be construed as limiting Manager’s and its affiliates’ liability under, or acting as an indemnity of Manager and its affiliates for any liability such parties might have under, any other agreements with respect to Hazardous Materials, including under any guaranties provided by such parties in connection with any financing secured by the Project or any organizational documents related to the Owner.

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SECTION 9: MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State where the Project is located. Manager represents that, to the extent required, it has qualified to do business in the State where the Project is located in connection with all actions based on or arising out of this Agreement.

9.02 NOTICES

All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) FedEx or a similar nationally recognized overnight courier service, or (iii) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given: (a) if served in person, when served; (b) if by overnight courier, on the first Business Day after delivery to the courier; or (c) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication. Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

OWNER:	c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attention: R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attention: Michael Konig, Esq.

MANAGER:	Chief Operating Officer
Bell Partners Inc.
300 N. Greene Street, Suite 1000
Greensboro, NC 27401

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9.03 SEVERABILITY

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04 NO JOINT VENTURE OR PARTNERSHIP

Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner or vice versa, except as set forth herein or as set forth in any separate agreement signed by Manager.

9.05 MODIFICATION TERMINATION

This Agreement terminates any and all prior management agreements between Owner and Manager relating to the Project, and any amendment, modification, termination or release hereof may be effected only by a written document executed by Manager and Owner.

9.06 ATTORNEYS' FEES

Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any actions (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees expended or incurred in connection therewith. Each party is responsible for its own appellate fees and costs, if any.

9.07 TOTAL AGREEMENT

This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.08 APPROVALS AND CONSENTS

If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed.

9.09 CASUALTY

In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty. In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder.

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9.10 SPECIAL AGREEMENTS

Notwithstanding Manager’s review of and recommendations in respect to capital repairs and replacements for the Project, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Project will be designed and performed by independent architects, engineers and contractors. Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with applicable law or will be free from errors or omissions, nor that any such work will be free from defects, and Manager will have no liability therefor. In the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties. Notwithstanding any contrary provision hereof, Owner agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this Agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this Agreement otherwise. Notwithstanding any contrary provision hereof, Manager agrees that no partner, agent, director, member, manager, officer, shareholder, or affiliate of Owner shall be personally liable to Manager or anyone claiming by, through or under Manager, by reason of any default by Owner under this Agreement, any obligation of Owner to Manager, or for any amount that may become due to Manager by Owner under the terms of this Agreement otherwise. The foregoing notwithstanding nothing herein shall be construed as limiting the personal liability of Owner, its partners, agents, directors, members, managers, officers, shareholders or affiliates under any separate agreement between such party and Manager or anyone claiming by, through or under Manager.

9.11 COMPETITIVE PROJECTS

Manager may, individually or with others, provide management services in regard to and possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project, and Owner shall not have any right to the income or profits derived therefrom.

9.12 SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Either Manager or Owner may assign this Agreement upon obtaining the other party's prior written consent, provided that no consent shall be required for assignment to any mortgagee of Owner in connection with any financing procured by Owner and secured by the Project.

9.13 WAIVER OF JURY TRIAL.

Owner and Manager hereby knowingly, voluntarily and intentionally, to the extent permitted by law, waive the right to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether oral or written) or actions of either party arising out of or related in any manner to the Project (including, without limitation, any action to rescind or cancel this Agreement or any claims or defenses asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for the Owner to enter into and accept this Agreement. Owner and Manager agree that should issues arise that would have required litigation; they mutually agree to resolve them via arbitration.

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SECTION 10: SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

MANAGER:	BELL PARTNERS INC.

By:	/s/ Jonathan D. Bell

Name:	Jonathan D. Bell

Title:	President

OWNER:	BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company

By:	BR WATERFORD JV MEMBER, LLC, a Delaware limited liability company, its co-manager

By:	Bluerock Special Opportunity + Income Fund, LLC, a co-manager

By:         Bluerock Real Estate, L.L.C., a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

By:	Bluerock Special Opportunity + Income Fund II, LLC, a co-manager

By:         BR SOIF II Manager, LLC, a Delaware limited liability company, its manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

BELL HNW NASHVILLE PORTFOLIO, LLC,

a NC limited liability company

By:	Bell Partners Inc., a North Carolina corporation, its Manager

By:	/s/ Jonathan D. Bell
Name:	Jonathan D. Bell

Title:	President

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EXHIBIT “A”

2012 BUDGET

Property:	The Grove at Waterford Crossing	Run Date:	03/23/12
City, State:	Hendersonville, TN	Run Time:	4:45 PM
Units:	252	Prop ID:	p12xx
Sq. Ft.:	231,600	Version:	v2012.10

2012 Operating Plan

ACCOUNT # ACCOUNT NAME	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Total	Per Unit	2011 Forecast	Per Unit	Comments
RENTAL INCOME																	
GROSS POTENTIAL RENT	229,374	230,464	231,569	231,656	232,380	233,130	233,900	234,597	235,266	235,813	236,540	237,176	2,802,865	11,119	0	0	
Concessions	-4,250	-1,450	-1,400	-1,450	-500	-500	-500	-150	-150	-150	-150	-150	-7,850	-31	0	0	
Vacancy Loss	-19,436	-17,606	-14,237	-12,764	-13,255	-14,720	-16,219	-16,710	-18,718	-16,219	-16,238	-16,233	-188,775	-749	0	0	
Other Rent Losses	-1,548	-1,640	-3,450	-4,455	-4,959	-5,456	2,459	3,059	-2,759	-2,759	-2,759	2,259	-43,086	-171	0	0	
TOTAL RENTAL INCOME	203,641	208,409	211,093	212,003	213,647	212,434	213,722	214,677	215,647	216,765	218,396	220,014	2,564,353	10,176	0	0	
OTHER INCOME																	
Other Income	13,175	14,350	16,098	17,505	17,946	18,252	18,230	17,518	16,816	15,624	15,951	17,133	198,367	788	0	0	
Utility Income	9,377	9,827	10,011	10,381	10,453	10,479	10,017	10,021	10,213	9,931	9,929	9,927	120,598	479	0	0	
Total Other Income	22,552	24,177	26,109	27,886	28,399	28,731	28,247	27,540	27,029	25,555	25,880	27,060	319,165	1,267	0	0	
TOTAL INCOME	226,193	232,586	238,102	240,889	242,046	241,199	241,969	242,217	242,676	242,340	244,276	247,074	2,883,518	11,443	0	0	
OPERATING EXPENSES																	
Utilities	15,900	16,125	16,315	16,610	16,645	16,550	16,055	16,298	16,390	16,055	15,685	15,715	194,435	772	0	0	
Maintenance/Repairs	1,515	6,485	1,990	1,740	2,410	1,865	1,790	2,135	1,490	1,460	1,580	1,710	26,135	104	0	0	
Alarm & Cable	214	214	256	256	256	256	256	256	256	256	256	256	2,988	12	0	0	
Landscaping/Contracts	16,753	7,223	2,738	2,938	2,938	3,038	8,723	3,408	2,938	2,938	2,738	2,738	51,101	203	0	0	
Make-ready Turnover	5,130	5,405	5,250	6,870	5,085	5,085	4,765	3,510	3,800	1,980	2,250	3,040	55,145	219	0	0	
Payroll	25,929	26,141	28,495	26,075	25,078	28,399	25,429	25,178	27,965	25,626	24,923	28,435	317,609	1,261	0	0	
Marketing	1,052	4,344	3,961	3,643	3,030	3,754	3,780	3,606	3,155	3,313	3,480	2,035	41,175	163	0	0	
Office Expenses	8,964	5,620	5,158	5,158	4,840	5,168	5,168	5,303	4,640	5,111	4,811	4,866	64,790	257	0	0	
TOTAL CONTROLLABLE EXPENSES	76,007	71,557	64,177	63,204	62,250	64,680	63,897	59,758	60,440	58,119	55,833	61,432	752,046	2,990	0	0	
NET CONTROLLABLE PROFIT	150,185	161,029	173,925	177,226	179,778	176,476	178,072	182,449	182,236	186,221	188,443	185,619	2,129,969	8,452	0	0	
Management Fees	7,907	8,141	8,334	8,430	8,472	8,441	8,469	8,478	8,494	8,482	8,550	8,648	100,923	400	0	0	
Insurance	3,721	3,731	3,731	3,731	3,731	6,106	3,731	3,731	3,731	3,731	3,731	3,731	47,151	187	0	0	
Property Taxes	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	222,144	882	0	0	
Licenses & Permits	0	250	0	0	0	0	0	0	0	0	0	0	250	1	0	0	
TOTAL NONCONTROLLABLE EXPENSES	30,230	30,734	30,577	30,674	30,715	33,059	30,712	30,721	30,737	30,725	30,793	30,891	370,568	1,471	0	0	
Total Operating Expenses	106,238	102,291	94,754	94,088	92,965	97,752	94,609	90,489	91,177	88,844	86,626	92,348	1,124,176	4,461	0	0	
Net Operating Income (NOI)	127,955	130,295	143,348	146,862	149,063	143,417	147,360	151,726	151,499	155,496	157,650	154,729	1,759,401	6,982	0	0	
Major Expenses	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0	
Ownership Expenses	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	7,280	87,357	347	0	0	
Interest Expense	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	721,590	2,863	0	0	
Total Other Income & Expenses	67,412	67,412	67,412	68,012	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	809,547	3,212	0	0	
Net Income	60,542	62,883	75,936	78,850	81,651	76,004	79,947	84,316	84,087	88,084	90,238	87,316	949,854	3,769	0	0	
Less: Capital Expenditures	1,954	2,856	3,070	2,856	2,856	2,856	3,670	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0	
Sub-Total	58,589	60,027	72,858	75,994	78,795	73,148	76,820	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Cash Flow Less Owner Activity	58,589	60,027	72,858	75,994	78,795	73,148	76,820	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Effective Rent per Unit	907	909	911	914	920	920	926	930	933	936	938	941	11,086		0		
Effective Rent per Sq Ft	0.99	0.99	0.99	0.99	1.00	1.00	1.01	1.01	1.02	1.02	1.02	1.02	12.06		0		
Annualized Other Income per Unit	1,074	1,151	1,243	1,328	1,352	1,368	1,345	1,311	1,287	1,217	1,232	1,289	15,198		0		
Annualized Control. Expense per Unit	3,734	3,407	3,056	3,016	2,965	3,081	3,043	2,846	2,878	2,672	2,659	2,926	[illegible]		0		
Annualized Major and Capital per Unit	93	136	147	165	136	136	147	136	93	93	50	50	1,761		0

4210-1000 Market Rent	244,899	244,990	247,422	247,422	247,422	247,513	247,704	247,704	247,704	247,704	247,704	247,704	2,965,782	11,708	0	0	Market Rent based on RentRoll dated 1/23/12 and current market rents in effect per individual lease. The market rents reflected on the RentRoll by unit assumes the amenity charges (these are the amounts used to input market rents on the budget). Also "leased rents" + concession + market vacants were used per the RentRoll as well. There is a 3.2% increase in market rents for 2012, however there is a 4% effective rent growth allowing for an overall growth of 4.2%. Anticipating higher turnover for 2012 - property has been in lease up.
4210-3000 Loss to Lease	-14,926	-14,425	-16,333	-15,768	-15,062	-14,382	-13,904	-13,197	-12,436	-11,791	-11,164	-10,528	-163,717	-630	0	0	
Total Gross Potential Rent	229,974	230,464	231,089	231,656	232,360	233,130	233,800	234,507	235,268	235,913	236,540	237,176	2,802,065	11,199	0	0	Calculated manually from the current RentRoll dated 1/23/12. We anticipated a 5% effective rent increase from March to February 2012. Also includes a 0.8% increase in income growth throughout the year.
4220-1200 Move-in Concessions	-750	-800	-800	-850	0	0	0	0	0	0	0	0	-3,200	-13	0	0	Assumes average of $50 off upfront move-ins to reduce upfront offers and through integration of Yieldstar
4220-1450 Preferred Employer Discount	-600	-600	-600	-600	-600	-600	-600	-150	-150	-150	-150	-150	-4,650	-18	0	0	Assumes PEP discounts at 1/2 admin fee per move-in.
Total Concessions	-1,350	-1,400	-1,400	-1,450	-600	-600	-600	-150	-150	-150	-150	-150	-7,850	-31	0	0	
Effective Rents	228,624	229,064	229,689	230,206	231,860	232,630	233,400	234,447	235,118	235,763	236,390	237,026	2,794,215	11,050	0	0	
4220-2000 Vacancy Loss	-13,438	-17,006	-14,727	-12,704	-13,255	-14,730	-16,219	-16,710	-16,710	-16,210	-15,238	-14,250	-180,776	-741	0	0	Based on 95% average occupancy throughout the 12 month period (5% average vacancy)
4220-4000 Credit Loss	-300	-400	-1,000	-2,000	-2,500	-2,000	-1,000	-600	-300	-300	-200	-300	-12,000	-48	0	0	Assumes an average of $1000/month spread for seasonality. Current financial reports reflect termination fees that are not billed until after move-out. These fees will be reduced for credit loss due to our program of collection upfront prior to move-out.
4220-4100 Credit Loss Recovery Costs	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-200	-2,400	-10	0	0	Assumes the cost of recovering bad debt from 3rd party collection agency at an average monthly rate of $200/month. Revenue recoveries reflected in the applicable amount on the resident ledger. Prior records recovery is posted in Bad Debt Recovery (4220-4500)
4220-6000 Model/Office Rent	-1,826	-1,826	-1,021	-1,031	-1,031	-1,031	-1,031	-1,031	-1,031	-1,031	-1,031	-1,031	-13,950	-56	0	0	Based on Avg Market Rent for current year multiplied by number of models. Originally, the property has 2 models (A1 & B2) - the A1 will be be rented as corporate unit beginning in May and no longer reflected as a model.
4220-6100 Employee Apartment Allowance	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-428	-5,136	-20	0	0	Assumes 2 employees living on site. 1 AM at $258/month and 1 leasing at $168/month.
4220-6200 Courtesy Officer Apt	-600	-600	-600	-600	-600	-600	-600	-600	-600	-600	-600	-600	-6,600	-28	0	0	Assumes 1 Courtesy Officer with $600/month rent discount. Prior company utilized a Security Company on board
Total Rental Losses	-22,584	-20,654	-17,096	-17,223	-19,214	-20,190	-19,678	-23,785	-19,469	-18,978	-17,295	-17,012	-229,852	-912	0	0	
Total Rental Income	206,041	208,409	211,593	212,983	212,647	212,436	213,722	214,677	215,647	216,785	219,095	220,014	2,564,363	10,176	0	0	
OTHER INCOME																	
4290-1000 Admin/Redecorating Fees	2,200	2,400	2,400	2,550	1,950	1,800	1,650	1,250	1,350	1,050	1,050	1,950	21,750	88	0	0	Assumes 127 admin fees at $150 each spread for seasonality. Combined the 2 lines on RAM financial report (Admin fees & Redec fees) - prior owner was using "Redec fee" but has now converted to Admin fee.
4290-1400 Application Fees	750	800	900	1,000	1,100	1,000	900	850	500	450	350	550	9,050	35	0	0	Assumes 177 applications at $50 each spread for seasonality
4290-2700 Corporate Unit Income	0	0	0	0	800	800	800	800	800	800	800	800	6,400	25	0	0	Assumes $800/month for corp income in July after removal of A1 model
4190-2700 Less: Corporate Unit Expense	0	0	0	0	-250	-250	-250	-250	-250	-250	-250	-250	-1,900	-8	0	0	Assumes $250/month for corp expenses incurred during occupancy of corp unit
4290-2600 Damages Fees	1,200	1,800	2,000	2,000	2,000	2,000	2,000	1,800	1,800	1,800	1,800	1,800	22,000	87	0	0	Assumes average of $1083/month for damage fees from residents that move out
4290-4000 Late Fees	752	752	760	760	768	900	884	756	750	864	946	946	9,888	39	0	0	Assumes average of $824/month for late fees at 10% of leased rent. This assumes an average of 8.25 residents late each month.
4290-4200 Laundry Room Income	55	55	55	55	55	55	55	55	55	55	55	55	660	3	0	0	Assumes an average of $55/month based on last 9 months history. MacGray contract in place
4290-4500 Month to Month Lease Fees	100	100	100	0	0	0	0	0	0	0	0	0	300	1	0	0	Assumes $100 first 3 months prior to installation and implementation of Yieldstar
4290-5000 NSF Fees	50	50	50	50	100	100	150	50	50	100	100	50	900	4	0	0	Assumes an average of 15 NSF's throughout the 12 month period at an average fee of $50 per NSF
4290-6000 Parking/Garage Fees	3,885	3,885	4,165	4,165	4,610	4,610	4,680	4,973	5,055	5,055	5,140	5,140	55,410	220	0	0	Assumes average occupancy of 67% for garage units at an average rate of $66/unit/month. The current average rent at sale is $75/unit - will increase rents at resident transition throughout the year. Includes additional gate cards - booked $2600 in 2011
4290-6200 Pest Fees	0	0	0	0	56	114	158	183	210	232	256	300	1,526	6	0	0	Assumes $2/unit for move-ins and renewals beginning in August (due to timing of sale and renewal notices in process)
4290-6400 Pet Fees	1,050	1,400	1,400	2,000	2,140	2,270	2,360	2,329	1,520	1,570	1,650	1,750	21,430	85	0	0	Assumes $250 for nonrefundable pet fee for 43 pets. Also assumes inclusion of pet fees at $10/unit/month beginning in August with move-ins only. Renewals would begin in 2013.
4290-7000 Storage Room Fees	125	150	150	175	175	375	375	500	500	500	500	500	4,025	16	0	0	Assumes average of 13 storage units leased throughout the 12 month period (higher avg than 2011) at $25/month/unit. Theory is to reduce the cost of the units in an effort to achieve higher number of leases in 2012.
4290-7600 Termination/Transfer Fees	3,150	3,150	4,200	4,700	4,200	4,200	4,200	4,100	4,100	3,000	3,150	3,150	45,300	180	0	0	Assumes average termination fee of $3775/month for 39 lease terminations throughout the year. Also includes 2 transfer fees throughout the year at $500 each (Jul) and (Oct).

5320-6200	Vehicle Maintenance	0	400	0	0	0	0	0	0	0	0	0	0	400	2	0	0	Assumes 1 repair for golf cart at $250 and a cart cover for the leasing cart at $150
5320-8050	Vendor Rebates	0	0	0	0	200	0	0	0	0	0	0	0	200	1	0	0	Assumes $200 in August for rebates
	TOTAL MAINTENANCE/REPAIRS	1,515	6,485	1,090	1,748	2,418	1,868	1,790	2,139	3,499	1,449	1,808	1,719	26,135	104	0	0	
ALARM & CABLE																		
5330-1000	Alarm Monitoring/Protection Service	128	128	170	170	170	170	170	170	170	170	170	170	1,954	8	0	0	Assumes $170/month for office alarm monitoring. Initially includes office only - added additional dollars for shop to be alarmed.
5330-2000	Cable TVs	86	86	86	86	86	86	86	86	86	86	86	86	1,032	4	0	0	Assumes $86/month for Comcast service to the clubhouse/fitness center TVs. There is no allowance on the current contract.
	TOTAL ALARM & CABLE	214	214	256	256	214	256	256	256	256	256	256	256	2,984	12	0	0	
LANDSCAPING/CONTRACTS																		
5340-1000	Grounds Maintenance Contract	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	2,473	29,676	118	0	0	Assumes monthly cost of $2473/month. Contract with Envirescapes - new
5340-1200	Grounds Maintenance Supplies	7,525	3,979	10	10	10	10	3,978	10	10	10	10	10	15,555	62	0	0	Assumes spring color change and mulch in Apr/May ($7252+ $3979) as well as fall color in Sept/Oct ($3979). Based on current contract with ColorBurst. Also includes $10/month for gas for the blower
5340-1400	Grounds Maintenance and Repair Other	500	500	0	200	200	300	0	750	0	0	0	0	2,450	10	0	0	Assumes start-up costs for irrigation in Spring (April) and winter prep in November ($750) as well as repairs throughout the year. This property is 100% irrigated.
5340-2000	Extermination	255	280	255	255	255	255	280	255	255	255	255	255	3,110	12	0	0	Assumes monthly contract rate of $255/month with additional treatments in May & Oct of $25 each for fireants/hoppers
5340-7000	Snow Removal Contract/Supplies	0	0	0	0	0	0	0	0	200	200	0	0	400	2	0	0	Assumes $200 in Dec/Jan for snow removal supplies in the event of inclement weather
	TOTAL LANDSCAPING/CONTRACTS	10,753	7,223	2,738	2,938	2,938	3,038	6,723	3,488	2,938	2,938	2,738	2,738	51,191	203	0	0	
MAKE-READY TURNOVER																		
5350-1200	Cleaning Supplies	50	50	50	50	50	50	50	50	50	50	50	50	600	2	0	0	Assumes $50/month for cleaning supplies for clubhouse/model/amenity areas for in-house servicing
5350-1400	Carpet Repairs / Cleaning	810	810	850	1,000	930	930	810	850	690	450	450	810	9,400	37	0	0	Assumes 91.00% of vacant unit cleans at $40 each (remaining units counted in replacements). Also assumes an average of 55% renewals cleaned at $40 each. Also includes $90/month for additional service (power wash, stretches, etc)
5350-1800	Contract Cleaning	1,170	1,170	1,170	1,530	1,260	1,260	1,080	810	810	540	540	1,080	12,420	49	0	0	Assumes $90/unit for 125 move-outs
5350-2000	Light Bulbs	50	50	50	50	50	50	50	50	50	50	50	50	600	2	0	0	Assumes $50/month for interior light bulb supplies. Upon occupancy, resident will supply their own or purchase from property all except hard to replace bulbs.
5350-3200	Lighting / Ceiling Fixtures	25	25	25	25	25	25	25	25	25	25	25	25	300	1	0	0	Assumes $25/month for ceiling fan parts/repairs
5350-4800	Painting / Interior Contract	3,025	3,300	3,025	4,125	3,300	3,300	2,750	1,925	1,925	825	1,100	3,025	31,625	125	0	0	Assumes $275/ unit at 100% painted upon turn. Painter supplies paint. No paint is purchased through the property. This is a two-tone product with much cutins due to different colors on the borders.
5350-5000	Sheetrock Repairs-Contract	0	0	50	0	0	50	0	0	0	0	0	0	100	0	0	0	Assumes 2 repairs throughout the year at $50 each
5350-5100	Sheetrock Repairs-Supplies	0	0	0	0	50	0	0	0	50	0	0	0	100	0	0	0	Assumes $50 two times per year for supplies
	TOTAL MAKE-READY TURNOVER	5,130	5,405	5,250	6,870	5,665	5,665	4,765	3,510	3,600	1,990	2,250	5,040	55,145	218	0	0	
PAYROLL																		
5360-1000	Community / Sr Community Manager Payroll	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	5,151	61,810	245	0	0	Assumes 1 FT CM at $61,810/yr
5360-1100	Asst Community Manager Payroll	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	44,997	179	0	0	Assumes 1 FT AM at $21.63/hour
5360-1500	Leasing / Sr Leasing Consultant Payroll	1,835	1,835	1,835	1,835	1,835	1,835	1,835	1,835	1,835	1,835	1,835	1,835	22,023	88	0	0	Assumes 1 PT leasing team member at $10.43/hour. This person will work full time hours through summer, moving to PT hours through remainder of year.
5360-2000	Maintenance / Sr Maintenance Manager Payroll	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	3,928	47,140	187	0	0	Assumes 1 FT Maintenance Supervisor at $22.66/hour
5360-2100	Maintenance Technician	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	2,600	31,205	124	0	0	Assumes 1 FT Maintenance Tech at $15/hour
5360-2200	MR-MR Cleaning / Common Grounds	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	1,151	13,817	55	0	0	Assumes 1 FT Grounds/porch tech at $11.67/hour
5360-3000	Tax & Fringe-Community Manager	1,219	1,221	1,277	1,222	1,213	1,272	1,207	1,201	1,255	1,155	1,155	1,275	14,761	59	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-3100	Tax & Fringe-Asst Manager	1,017	1,020	1,076	1,021	1,011	1,071	1,006	1,000	1,063	964	964	1,074	12,347	49	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-3200	Tax & Fringe-Leasing	758	752	806	753	744	803	738	732	790	726	726	807	9,134	36	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-3300	Tax & Fringe-Maint. Supervisor	1,115	1,117	1,173	1,118	1,109	1,168	1,102	1,097	1,159	1,054	1,051	1,172	13,517	54	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-3400	Tax & Fringe-Asst Maint/Make Ready	908	902	958	903	894	954	888	882	945	876	876	957	10,837	43	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-3500	Tax & Fringe-Grounds Maint/Porter	665	660	724	669	659	719	654	648	714	642	642	722	8,122	32	0	0	FICA, FUTA, SUTA, Workers Comp, Health Insurance, and Life Insurance (where applicable)
5360-4000	Pre-employment Costs	42	145	42	42	42	145	42	42	42	145	42	42	813	3	0	0	$42 per month per community. Assumes 3 additional employee tests during the year. Assumes 3 additional employee tests during the year
5360-4200	Employee Recognition	0	0	50	0	0	50	0	0	50	0	0	50	200	1	0	0	Assumes quarterly employee lunches for team meetings
5360-6000	401K Match	100	100	100	100	100	100	100	100	100	100	100	100	1,200	5	0	0	Assumes 2 employees participating in plan
5360-6400	Leasing Commissions	1,665	1,730	1,560	1,785	1,440	1,375	1,225	1,010	1,090	790	790	1,405	15,865	63	0	0	
5360-6500	Quarterly Bonus	0	0	2,275	0	0	2,275	0	0	2,275	0	0	2,275	9,100	36	0	0	
	TOTAL PAYROLL	26,533	26,141	28,499	26,879	25,678	28,249	25,439	25,178	27,966	25,819	24,923	28,420	317,589	1,261	0	0

MARKETING																	
5370-1200 Brochures Brochures/Art & Design Costs	0	114	0	0	0	0	0	0	0	0	0	0	114	0	0	0	Assumes PCP brochures
Advertising-Internet	0	1,516	984	1,138	1,558	1,000	1,136	1,058	1,003	1,134	1,558	1,093	13,588	54	0	0	Assumes $648/month to transition to online AptGuide.com Platinum ad as well as $25/month for carousel feature in the online ad. Also includes $315/month for Apts.com and $335/Apt for Ellipse website cost. Also assumes $130/qtr for online management
5370-1500																	
5370-1600 Advertising-Magazine	0	150	150	150	150	150	150	150	150	150	150	150	1,650	7	0	0	Assumes remaining 2 months of Apt Guide contract at existing rate closing out cancellation of current ad. $150/month assumes the new contracted rate for the print to remain in the local Apt Guide.
5370-3000 Model/Clubhouse Expenses	700	1,295	475	700	700	700	700	675	700	700	700	700	9,336	37	0	0	Assumes refreshments at $275/month as well as clubhouse/model cleaning at $200/month. Also includes 1 new model kit and 4 additional mats.
5370-4000 Referral Fees-Locators Services	0	0	0	333	0	333	0	333	0	333	0	0	1,332	5	0	0	Assumes 4 locator fees throughout the next 12 months at an average of $333 each
5370-4200 Referral Fees/Residents	0	300	300	600	600	600	300	0	300	300	300	0	3,600	14	0	0	Assumes 12 resident referrals throughout the next 12 months at $300 each
5370-5000 Resident Activities	0	100	800	0	100	0	800	0	100	0	0	0	1,900	8	0	0	Assumes 1 pool party at $800, 1 fall party at $800, and 3 resident get-together parties at $100 each throughout the next 12 months.
5370-6000 Signs / Banners	0	183	0	0	0	96	0	0	60	0	0	0	339	1	0	0	
Call Services	597	597	597	597	597	597	597	597	597	597	597	597	7,164	28	0	0	Assumes setup of Level One with the reduction of 1 leasing team member transitioning to PT status. The property would be set up for all missed calls and all emails.
5370-8100																	
5370-8400 Public Relations	190	100	290	100	100	290	160	100	250	100	100	250	1,930	8	0	0	Assumes $50/month for local outreach marketing to Hendersonville businesses. Also assumes $50-$60/month for move-in gifts averaging $5/gift. Also assumes quarterly marketing campaign at $150/qtr
5370-8900 Miscellaneous Marketing	25	25	25	25	25	25	25	25	25	25	25	25	300	1	0	0	
TOTAL MARKETING	1,492	4,244	3,984	2,643	2,830	3,734	3,793	2,606	3,195	3,243	3,460	2,995	41,175	160	0	0	
ADMIN/OFFICE																	
5350-1200 Answering / On-Hold Services	99	99	99	0	0	0	0	0	0	0	0	0	297	1	0	0	Assumes CallMax at $99/month until Level One is in place
5350-1500 Bank Charges	258	258	258	258	258	258	258	258	258	258	258	258	3,096	12	0	0	Assumes $258/mo. This was based off Wyndchase Bellevue cost (224 units)
5390-2000 Computer Costs-General	3,219	650	650	650	650	650	734	712	650	650	740	650	10,630	42	0	0	*Note - all one-time set up costs were entered into Startup Budget. Assumes general IT support costs for all software and system support and protection. Also includes budgeting for 30% paper invoices in Ops at $1.75 per invoice and ongoing monthly charge for Epayments.
5390-2100 Computer Costs-Rent Roll	747	747	747	747	747	747	747	747	747	747	747	747	8,970	36	0	0	Assumes RealPage and Yieldstar licensing and support monthly fees
5390-3000 Court Costs / Legal Fees	0	300	150	300	-150	300	150	300	-150	300	-150	0	1,400	6	0	0	Assumes 7 eviction filings throughout the year at $300 each with $750 recovered for filing fees for pay & stays.
5390-3100 Credit Bureau	267	267	267	267	267	267	267	267	267	267	267	267	3,203	13	0	0	Assumes $1.00/unit/month for credit reporting
5390-4000 Credit Card Fee Expense	20	20	20	20	20	20	20	20	20	20	20	20	239	1	0	0	Assume $20/month for purchase card expense
5390-4200 Association Dues/Subscriptions	1,207	753	753	753	753	753	753	753	753	753	753	753	9,487	38	0	0	Assumes an annual fee of $453.60 at $1.80/unit for GAAA dues. Also includes the monthly HOA fees at $752.71 per month.
5390-4560 Easy Pay Fees	118	118	118	118	118	118	118	118	118	118	118	118	1,415	6	0	0	$35 monthly hosting fee & $.33/unit/month transaction fee
5390-4400 Education/Training	315	315	315	315	315	315	315	315	315	315	315	315	3,780	15	0	0	Assumes $315/month for all training costs
5390-4450 Travel - Training	600	40	40	0	0	40	0	0	40	0	0	40	1,000	4	0	0	Assumes $40/quarter for attending CM meetings. Also includes approved expense per Gail for leadership conf expense and travel to conference.
5390-4460 Meals - Training	0	50	15	0	0	15	0	0	15	0	0	15	110	0	0	0	Assumes $15/quarter for lunches during CM meetings. Includes $50 for meals for traveling to conf.
5390-5000 Office Equipment Rental/Repair	288	288	288	288	288	288	288	288	288	288	288	288	3,456	14	0	0	Assumes $288/month for Konica copier
Office Supplies	420	370	300	457	300	370	300	370	300	370	300	370	4,317	17	0	0	Assumes Blue Moon clicks at $85 each for 6 times/year. Assumes purchase of business cards for 4 employees in March and for 2 employees in Sept. Assumes $200/month for general office supplies and $100/month for printer toner.
5390-5100																	
5390-6000 Pagers	20	20	20	20	20	20	20	20	20	20	20	20	240	1	0	0	Assumes $20/month
5390-6200 Postage	75	75	150	75	150	75	75	75	75	75	75	75	1,050	4	0	0	Assumes an average of $87.50/month for FedEx shipments and postage for clients.
5390-6700 Shopping Reports	0	130	0	0	130	0	35	130	0	0	130	0	555	2	0	0	Assumes replacing current shop program with proposed survey program at $.4175/unit/quarter and continuing internet shops at $35/month. The variance is a result of missing quarterly audio/video shops of $210 per quarter in 2011.
5390-7000 Telephone - Local	990	900	800	800	800	800	800	800	800	800	800	800	9,690	44	0	0	Assumes an average of $800/month for all service phone lines. We realize that the current bill is set at $990, however we are estimating savings in this area and anticipating a total of $800/month.
5390-7100 Telephone Long Distance	30	30	30	30	30	30	30	30	30	30	30	30	360	1	0	0	Assumes $30/month for long distance service
5390-8000 Travel Mileage - Non-Training	100	100	100	100	100	100	100	100	100	100	100	100	1,200	5	0	0	Assumes $100/month for mileage stipend for maintenance on-call as well as office errands and marketing.
TOTAL OFFICE EXPENSES	8,964	3,920	5,158	5,159	4,846	5,166	5,109	5,300	4,646	6,117	4,911	4,869	64,790	257	0	0	
TOTAL CONTROLLABLE EXPENSE	70,087	71,537	64,177	62,334	62,269	64,693	63,897	59,758	60,440	56,170	58,832	61,418	755,249	2,890	0	0	
MANAGEMENT FEES																	
6010-1000 Management Fees	7,367	8,141	8,334	8,430	8,472	8,441	8,408	8,476	8,494	8,462	8,359	8,649	100,023	400	0	0	Assumes 3.5% based on contract rate
TOTAL MANAGEMENT FEES	7,367	8,141	8,334	8,430	8,472	8,441	8,408	8,476	8,494	8,462	8,359	8,649	100,023	400	0	0	
INSURANCE														0	0	0	
4620-2600 Property Insurance	3731	3731	3731	3,731	3731	3731	3731	3,731	3731	3731	3,731	3731	44,776	176	0	0	JBS 3/20/12 Per Cari Berger email

6020-0000 Terrace Bond	0	0	0	0	0	2,375	0	0	0	0	0	0	2,375	8	0	0	Assumes $2375 for terrace bond in Sept
TOTAL INSURANCE	3,731	3,731	3,731	3,731	3,731	6,106	3,731	3,731	3,731	3,731	3,731	3,731	47,151	187	0	0	
PROPERTY TAXES																	
6030-1000 Real Property Taxes	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	222,144	882	0	0	JBS 3/1/12 Per Gen Borger email
TOTAL PROPERTY TAXES	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	18,512	222,144	882	0	0	
LICENSES & PERMITS																	
6030-1000 Property Licenses and Permits	0	350	0	0	0	0	0	0	0	0	0	0	350	1	0	0	Assumes $350 annually for the Sumner County pool permit for 1 pool
TOTAL LICENSES & PERMITS	0	350	0	0	0	0	0	0	0	0	0	0	350	1	0	0	
TOTAL Non-Controllable Expense	30,230	30,734	30,577	30,674	30,715	33,089	30,712	30,721	30,737	30,735	30,750	30,866	370,568	1,471	0	0	
TOTAL OPERATING EXPENSES	100,238	102,291	94,754	94,008	92,083	97,762	94,609	90,489	91,177	88,068	89,626	92,348	1,124,118	4,461	0	0	
NET OPERATING INCOME	127,915	136,398	143,348	146,862	149,083	143,417	147,358	151,728	151,499	155,096	157,680	154,728	1,759,491	6,982	0	0	
Other Income & Expenses																	
MAJOR EXPENSES																	
7010-4200	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0	Assumes 1 coil replacement at $600
TOTAL MAJOR EXPENSES	0	0	0	600	0	0	0	0	0	0	0	0	600	2	0	0	
OTHER EXPENSES																	
7030-4300 Ownership Taxes	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	6,030	72,357	287	0	0	JBS 3/2/12 Per Gen Borger email
7030-4000 Tax & Audit Fees	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	15,000	60	0	0	JBS 3/2/12 Per Gen Borger email
7050-1000	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	60,133	721,596	2,863	0	0	60,133
TOTAL OTHER INCOME & EXPENSE	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	67,412	808,947	3,210	0	0	
Net Income	60,543	63,883	75,936	78,850	81,651	76,004	79,947	84,316	84,037	88,064	90,238	87,316	949,854	3,769	0	0	
Less: Capital Expenditures	1,954	2,856	3,078	2,856	2,856	2,856	3,078	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0	
Sub-Total	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Cash Flow Less Owner Activity*	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	0	0	
Net Cash Flow	58,589	60,027	72,858	75,994	78,795	73,148	76,869	81,460	82,133	86,130	89,186	86,264	921,452	3,657	-917,795	-25180.0%	200.40%
CAPITAL IMPROVEMENTS																	
1070-4100 Appliances	0	0	222	0	0	0	222	0	0	0	0	0	444	2	0	0	Assumes 2 microwave replacements in the next 12 months
1070-4500 Carpet	1,804	2,706	2,706	2,706	2,706	2,706	2,706	2,706	1,804	1,804	902	902	26,156	104	0	0	Assumes 29 carpet replacements at average cost of $902 each. Carpet choice at construction (construction grade) is very poor quality. Most recent has been the Focus.
1070-4800 Interior Unit Upgrades	150	150	150	150	150	150	150	150	150	150	150	150	1,800	7	0	0	Assumes $150/month for blinds
TOTAL CAPITAL IMPROVEMENTS	1,954	2,856	3,078	2,856	2,856	2,856	3,078	2,856	1,954	1,954	1,052	1,052	28,402	113	0	0	
Market Rent	244,690	244,690	247,422	247,422	247,422	247,542	247,704	247,704	247,704	247,704	247,704	247,704	2,965,782	11,769	0	0	Market Rent based on RentRoll dated 1/23/12 and current market rents in effect per individual lease. The market rents reflected on the RentRoll by unit assumes the amenity charges (these are the amounts used to input market rents on the budget). Also "Leased rents" - concession + market vacants were used per the RentRoll as well. There is a 0.2% increase in market rents for 2012; however, there is a 4% effective rent growth allowing for an overall growth of 4.2%. Anticipating higher turnover for 2012 - property has been in lease-up.
4310-1000 Vacancy Loss	-13,478	-17,006	-14,237	-12,764	-13,255	-14,703	-16,218	-16,716	-16,710	-16,219	-15,236	-14,253	-186,776	-741	0	0	Based on 95% average occupancy throughout the 12 month period (5% average vacancy)
4320-2000 Credit Loss	-300	-400	-1,000	-2,000	-2,500	-3,000	-1,000	-600	-300	-300	-300	-300	-12,000	-48	0	0	Assumes an average of $1000/month spread for seasonality. Current financial reports reflect termination fees that are not billed until after move-out. These fees will be reduced for credit loss due to our program of collection upfront prior to move-out.
4320-4000

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EXHIBIT B

MONTHLY REPORTS

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable)
2.	Budget Comparison, including month-to-date and year-to-date variances- Detailed Income Statement, including prior 12 months
3.	Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget
4.	Trial Balance that includes mapping of the accounts to the financial statements
5.	Account reconciliations for each balance sheet account within the trial balance. — Detailed support for each account reconciliation including the following:
a.	Detail Accounts Payable Aging Listing — 0-30 days, 31-60 days, 61-90 days and over 90 days
b.	Detail Accounts Receivable Delinquency Aging Report - 0-30 days, 31-60 days, 61- 90 days, over 90 days and prepayments
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock's capitalization policy.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation
9.	Monthly Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
12.	Market Survey, including property comparison, trends, and concessions
13.	Rent Roll
14.	Monthly Reporting and evidence of withdrawal, if any, of any Operating Reserve Account and Capital Expense Reserve Account, including, but not limited to, any calculations evidencing shortfalls payable and calculations regarding the 60 day maintenance (as defined in Section 4.04 of the Agreement)
15.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (e.g. Renovation/Rehab report).

[1]         Budget Comparison shall include (1) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-dale; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.

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